Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividend Requirements
(In thousands, except for ratios)
Ratio of Earnings to Fixed Charges

	Six Months	Year Ended December 31,
	Ended
	June 30, 2005	2004	2003	2002	2001	2000
Income (loss) before income taxes and cumulative effect of accounting change	$(56,053)	$(93,666)	$(81,038)	$(45,235)	$(34,185)	$239,583
Add: Fixed charges	6,396	13,433	10,743	6,576	4,450	1,386
Less: Capitalized interest	—	—	(832)	(765)	—	—

Earnings, as defined	$(49,657)	$(80,233)	$(71,127)	$(39,424)	$(29,735)	$240,969

Interest expense	$5,410	$9,885	$5,360	$1,011	$500	$386
Capitalized interest	—	—	832	765	—	—
Estimated interest portion of rental expense	986	3,548	4,551	4,800	3,950	1,000

Fixed charges	$6,396	$13,433	$10,743	$6,576	$4,450	$1,386

Excess (deficiency) of earnings to fixed charges	$(56,053)	$(93,666)	$(81,870)	$(46,000)	$(34,185)	$239,583

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	173.9
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Six Months	Year Ended December 31,
	Ended
	June 30, 2005	2004	2003	2002	2001	2000
Earnings, as defined (from above)	$(49,657)	$(80,233)	$(71,127)	$(39,424)	$(29,735)	$240,969
Preferred stock dividend requirements	—	100	230	702	785	756

Earnings, as defined	$(49,657)	$(80,133)	$(70,897)	$(38,722)	$(28,950)	$241,725

Fixed charges (from above)	$6,396	$13,433	$10,743	$6,576	$4,450	$1,386
Preferred stock dividend requirements	—	100	230	702	785	756

Combined fixed charges and preferred stock dividend requirements	$6,396	$13,533	$10,973	$7,278	$5,235	$2,142

Excess (deficiency) of earnings to combined fixed charges and preferred stock dividend requirements	$(56,053)	$(93,666)	$(81,870)	$(46,000)	$(34,185)	$239,583

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	N/A	N/A	N/A	N/A	N/A	100.2
     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, estimated interest within rental expense and amortization of debt issuance costs. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.